Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Reports Net Loss of $0.7 Million for the Third Quarter of 2010

Business Editors - New York – (Business Wire – October 12, 2010)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today reported a net loss for the third quarter of 2010 (“Q3-10”) of $0.7 million, or $0.07 per diluted common share, compared to net income of $0.3 million, or $0.04 per share, for the third quarter of 2009 (“Q3-09”). Results for both periods included $0.4 million of preferred dividend requirements related to the Company’s participation in TARP. The change in results was primarily due to a $1.8 million increase in the combined provision for loan and real estate losses and a $0.6 million non-recurring charge related to the conversion of Intervest National Bank’s core data processing to a lower-cost provider. These items were partially offset by a $1.3 million decrease in carrying expenses associated with a lower level of nonperforming assets. At September 30, 2010, the Company’s common stock book value per share was $15.26.

At September 30, 2010, nonaccrual loans, troubled debt restructurings (TDRs) and real estate owned aggregated to $78 million, or 3.7% of total assets, compared to $75 million, or 3.4%, at June 30, 2010 and $253 million, or 10.5%, at December 31, 2009. At September 30, 2010, the allowance for loan losses was $32.3 million, representing 2.37% of total net loans, compared to $30.4 million, or 2.17%, at June 30, 2010 and $32.6 million, or 1.94%, at December 31, 2009.

At September 30, 2010, Intervest National Bank’s regulatory capital ratios were as follows: total capital to risk-weighted assets – 12.43%; Tier 1 capital to risk-weighted assets – 11.17%; and Tier 1 capital to total average assets (leverage ratio) – 8.42%. Except for its leverage ratio requirement of 9%, the Bank’s other two capital ratios were in excess of the higher levels of capital that the Bank has agreed to maintain of 12% and 10%, respectively. The Company’s consolidated regulatory ratios were 12.96%, 11.68% and 8.81%, respectively, at September 30, 2010.

Lowell Dansker, Chairman of the Company, commented: “We are encouraged by positive trends in our credit quality as the migration of performing loans to nonaccrual or TDR status slowed to $10 million in Q3-10, a substantial decrease from $47 million and $23 million in the first and second quarter of 2010, respectively. The bulk of our loan portfolio has and continues to perform during this very difficult economic environment. Although we were required in Q3-10 to re-classify approximately $21 million of our performing TDRs to nonaccrual status based on regulatory guidance, our total nonperforming assets (inclusive of TDRs) remained relatively stable at $78 million at quarter end, up slightly from $75 million at June 30. These TDRs continue to pay as agreed under their renegotiated terms. We also made progress during the quarter in increasing our capital ratios.”

Mr. Dansker continued: “Looking forward, beginning in 2011 our new data processing system is expected to save approximately $0.8 million annually for each of the next seven years. We also continue to see strong demand for our loan product from asset purchasers who have expressed interest in our performing, classified and nonaccrual loans. Our website www.I-Netmortgageclearinghouse.com continues to generate leads for us. The economies and commercial real estate markets in our main lending areas of Florida and New York remain challenging. Our management team is committed to working through our remaining problem assets, returning to profitability and re-building shareholder value.”

The combined provision for loan and real estate losses increased to $4.6 million in Q3-10, from $2.8 million in Q3-09, reflecting credit rating downgrades on certain loans, the impact of transferring $21 million of performing TDRs to nonaccrual status and lower estimates of value on ORE properties in Florida and Georgia. Noninterest expenses decreased to $5.8 million in Q3-10 from $6.9 million in Q3-09, primarily due to a decrease of $1.3 million in carrying expenses associated with nonperforming assets and $0.5 million of non-recurring expense in Q3-09 related to the early retirement of higher cost borrowings. These items were partially offset by a $0.6 million non-recurring charge in Q3-10 related to the data processing conversion referred to above. In Q3-10, an income tax benefit of $78,000 was recorded, compared to $0.6 million of income tax expense in Q3-09.

Net interest and dividend income decreased by $0.9 million to $10.1 million in Q3-10 from $11.0 million in Q3-09, reflecting the planned reduction in the size of our balance sheet, partially offset by an improved net interest margin. The margin increased to 1.98% in Q3-10 from 1.86% in Q3-09 primarily due to the effect of lower rates paid on deposits and the repayment of higher cost borrowings. The positive effect of these items was partially offset primarily by calls of higher yielding U.S. government agency security investments (coupled with reinvestment of the proceeds into similar securities with lower interest rates). The yield on average interest-earning assets decreased by 28 basis points to 4.96% in Q3-10, from 5.24% in Q3-09. The average cost of funds decreased at a faster pace by 60 basis points to 3.15% in Q3-10, from 3.75% in Q3-09. In Q3-10, average loans outstanding decreased by $352 million from Q3-09, while average interest-bearing deposits and borrowed funds decreased by $178 million and $18 million, respectively, from Q3-09. The Company’s loan portfolio had an average yield of 6.42% in Q3-10.

Total assets at September 30, 2010 decreased to $2.10 billion from $2.40 billion at December 31, 2009, primarily reflecting a decrease in loans receivable and security investments, partially offset by an increase in the deferred tax asset.

Total loans receivable, net of unearned fees, amounted to $1.36 billion at September 30, 2010, a $323 million decrease from $1.68 billion at December 31, 2009. The decrease was due to an aggregate of $229 million of principal reductions resulting from the bulk sale completed in the second quarter of 2010 and other principal repayments, $41 million of loans transferred to real estate owned and $99 million of loan chargeoffs, partially offset by $46 million of new loan originations. The Company does not own or originate construction/development loans. Total securities held to maturity decreased by $21.0 million to $613.8 million at September 30, 2010 from $634.8 million at December 31, 2009, primarily due to calls exceeding new purchases. The securities portfolio is comprised mainly of U.S. government agency securities. At September 30, 2010, the Company had a net deferred tax asset totaling $47.8 million, of which $29 million related to an unused gross operating loss carryforward of $67 million generated from the previously reported May 2010 bulk sale of nonperforming and underperforming assets.

Total deposits at September 30, 2010 decreased to $1.81 billion from $2.03 billion at December 31, 2009, reflecting a $183.3 million decrease in time deposits and a $40.5 million decrease in money market deposit accounts, both of which were due to Intervest National Bank’s planned reduction in its deposit rates. Total borrowed funds and related interest payable at September 30, 2010 decreased to $89 million, from $119 million at December 31, 2009, due to the maturity and repayment of $31 million of FHLBNY borrowings. Total stockholders’ equity at September 30, 2010 decreased to $164.1 million from $214.1 million at December 31, 2009, primarily due to a net loss of $55.4 million for the nine-months ended September 30, partially offset by the private placement in May 2010 of 850,000 shares of common stock at $5 per share for net proceeds of approximately $4.0 million.

As previously disclosed, Intervest National Bank is operating under a Memorandum of Understanding (“MOU”) with its primary regulator that addresses various issues. Although progress has and continues to be made in complying with all of the requirements of the MOU, as previously disclosed we understand that the OCC plans to pursue and enter into a formal agreement with the Bank, which agreement is likely to cover many of the same areas addressed in the MOU, including maintaining minimum capital ratios as set out earlier in this press release. As previously disclosed, if the Bank enters into the formal agreement, it will also not be allowed to accept brokered deposits without the prior approval of its regulator and it would also be required, in the absence of a waiver from the FDIC, to maintain its deposit pricing at or below the national rates published by the FDIC, plus 75 basis points. At September 30, 2010, the Bank’s brokered deposits totaled $159.1 million (8.8% of total deposits) and the rates offered on all the Bank’s deposit products were at levels at or below the FDIC national rates plus 75 basis points.

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This press release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in regulatory policies and enforcement actions; fluctuations in interest rates; demand for loans and deposits; changes in tax laws or the availability of net operating losses, the effects of additional capital, the availability of regulatory waivers; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)

	Quarter Ended September 30,		Nine-Months Ended September 30,
Selected Operating Data:	2010	2009	2010	2009
Interest and dividend income	$25,265	$30,939	$82,325	$92,422
Interest expense	15,180	19,924	48,385	61,920

Net interest and dividend income	10,085	11,015	33,940	30,502
Provision for loan losses	1,598	2,396	98,770	6,939
Provision for real estate losses	2,984	400	13,505	688
Noninterest income	7	95	1,037	225
Noninterest expenses	5,828	6,936	17,944	19,141

(Loss) earnings before income taxes	(318)	1,378	(95,242)	3,959
(Benefit) provision for income taxes	(78)	627	(41,075)	1,535

Net (loss) earnings before preferred dividend requirements	(240)	751	(54,167)	2,424
Preferred dividend requirements (1)	421	409	1,245	1,223

Net (loss) earnings available to common stockholders	$(661)	$342	$(55,412)	$1,201

Basic (loss) earnings per common share	$(0.07)	$0.04	$(6.39)	$0.14
Diluted (loss) earnings per common share	(0.07)	0.04	(6.39)	0.14

Average common shares used to calculate:
Basic (loss) earnings per common share	9,120,812	8,270,812	8,672,460	8,270,812
Diluted (loss) earnings per common share (2)	9,120,812	8,270,812	8,672,460	8,270,812
Common shares outstanding at end of period	9,120,812	8,270,812	9,120,812	8,270,812
Common stock options/warrants outstanding at end of period	1,018,122	952,012	1,018,122	952,012

Yield on interest-earning assets	4.96%	5.24%	5.14%	5.35%
Cost of funds	3.15%	3.75%	3.25%	3.99%
Net interest margin (3)	1.98%	1.86%	2.12%	1.76%

Return on average assets (annualized)	-0.05%	0.13%	-3.23%	0.14%
Return on average common equity (annualized)	-0.68%	1.58%	-42.89%	1.71%
Effective income tax rate	24.53%	45.50%	43.13%	38.77%
Efficiency ratio (4)	51%	45%	41%	50%

Total average loans outstanding	$1,382,753	$1,734,983	$1,533,305	$1,729,587
Total average securities outstanding	624,197	601,338	586,284	567,717
Total average short-term investments outstanding	14,690	7,071	20,973	13,498
Total average assets outstanding	2,127,002	2,378,372	2,233,547	2,340,197

Total average interest-bearing deposits outstanding	$1,819,907	$1,997,690	$1,889,498	$1,953,302

Total average borrowings outstanding	92,801	111,247	100,671	121,156
Total average stockholders’ equity	164,288	213,003	192,008	212,635

	At Sep 30,	At Jun 30,	At Mar 31,	At Dec 31,	At Sep 30,
Selected Financial Condition Information:	2010	2010	2010	2009	2009
Total assets	$2,104,098	$2,164,442	$2,284,257	$2,401,204	$2,382,170
Total cash and short-term investments	13,815	35,535	56,470	7,977	30,660
Total securities held to maturity	613,844	621,244	491,067	634,856	598,313
Total loans, net of unearned fees	1,363,312	1,395,564	1,634,140	1,686,164	1,696,064
Total deposits	1,806,834	1,852,356	1,926,772	2,029,984	2,012,995
Total borrowed funds and accrued interest payable	89,135	98,582	103,060	118,552	107,547
Total preferred equity	23,755	23,659	23,563	23,466	23,370
Total common equity	140,317	140,643	187,711	190,588	190,249
Common book value per share (5)	15.26	15.33	22.69	23.04	23.00

Total allowance for loan losses	$32,250	$30,350	$28,300	$32,640	$31,815
Allowance for loan losses/net loans	2.37%	2.17%	1.73%	1.94%	1.88%
Total loan recoveries for the quarter	600	—	—	25	—
Total loan chargeoffs for the quarter	298	85,483	13,979	3,126	2,635
Total real estate chargeoffs for the quarter	912	11,732	—	—	—

Total loans ninety days past due and still accruing (6)	$16,865	$8,788	$3,629	$6,800	$1,947
Total accruing troubled debt restructured loans (7)	617	21,362	116,906	97,311	71,156
Total nonaccrual loans	38,560	18,927	96,248	123,877	131,742
Total real estate owned, net of valuation allowance	38,792	34,259	57,858	31,866	32,915

(1)	Represents dividend requirements on $25 million of 5% cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount. Dividend payments that were due February, May and August 2010 are unpaid and in arrears.
(2)	Outstanding options/warrants were not dilutive for the reporting periods.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income.
(4)	Represents noninterest expenses (excluding provisions for loan and real estate losses & real estate expenses) as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents total common stockholders’ equity less preferred stock dividends in arrears of $1.1 million divided by the number of common shares outstanding.
(6)	At September 30, 2010, these were performing loans that were past their contractual maturity date. Extensions for the majority at market terms are pending.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Nine-Months Ended Sep 30, 2010	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006
Balance Sheet Highlights:
Total assets	$2,104,098	$2,401,204	$2,271,833	$2,021,392	$1,971,753
Total cash and short-term investments	13,815	7,977	54,903	33,086	40,195
Total securities held to maturity	613,844	634,856	475,581	344,105	404,015
Total loans, net of unearned fees	1,363,312	1,686,164	1,705,711	1,614,032	1,490,653
Total deposits	1,806,834	2,029,984	1,864,135	1,659,174	1,588,534
Total borrowed funds and accrued interest payable	89,135	118,552	149,566	136,434	172,909
Preferred stockholder’s equity	23,755	23,466	23,080	—	—
Common stockholders’ equity	140,317	190,588	188,894	179,561	170,046
Common book value per share (1)	15.26	23.04	22.84	22.23	20.31
Market price per common share	2.10	3.28	3.99	17.22	34.41

Asset Quality Highlights
Nonaccrual loans	$38,560	$123,877	$108,610	$90,756	$3,274
Real estate owned, net of valuation allowance	38,792	31,866	9,081	—	—
Accruing troubled debt restructured loans (2)	617	97,311	—	—	—
Loans ninety days past due and still accruing	16,865	6,800	1,964	11,853	—
Allowance for loan losses	32,250	32,640	28,524	21,593	17,833
Allowance for loan losses/net loans	2.37%	1.94%	1.67%	1.34%	1.20%
Loan chargeoffs	99,760	8,103	4,227	—	—
Real estate chargeoffs	12,644	—	—	—	—
Loan recoveries	600	1,354	—	—	—

Statement of Operations Highlights:
Interest and dividend income	$82,325	$123,598	$128,497	$131,916	$128,605
Interest expense	48,385	81,000	90,335	89,653	78,297

Net interest and dividend income	33,940	42,598	38,162	42,263	50,308
Provision for loan losses	98,770	10,865	11,158	3,760	2,652
Provision for real estate losses	13,505	2,275	518	—	—
Noninterest income	1,037	297	5,026	8,825	6,855
Noninterest expenses	17,944	24,809	18,355	12,876	13,027

(Loss) earnings before income taxes	(95,242)	4,946	13,157	34,452	41,484
(Benefit) provision for income taxes	(41,075)	1,816	5,891	15,012	17,953

Net (loss) earnings before preferred dividend requirements	(54,167)	3,130	7,266	19,440	23,531
Preferred dividend requirements (3)	1,245	1,632	41	—	—

Net (loss) earnings available to common stockholders	$(55,412)	$1,498	$7,225	$19,440	$23,531

Basic (loss) earnings per common share	$(6.39)	$0.18	$0.87	$2.35	$2.98
Diluted (loss) earnings per common share	$(6.39)	$0.18	$0.87	$2.31	$2.82
Adjusted net earnings used to calculate diluted (loss) earnings per common share	$(55,412)	$1,498	$7,225	$19,484	$23,679
Average common shares used to calculate:
Basic (loss) earnings per common share	8,672,460	8,270,812	8,259,091	8,275,539	7,893,489
Diluted (loss) earnings per common share	8,672,460	8,270,812	8,267,781	8,422,017	8,401,379
Common shares outstanding	9,120,812	8,270,812	8,270,812	8,075,812	8,371,595

Net interest margin (4)	2.12%	1.83%	1.79%	2.11%	2.75%
Return on average assets	-3.23%	0.13%	0.34%	0.96%	1.28%
Return on average common equity	-42.89%	1.65%	3.94%	11.05%	15.82%
Effective income tax rate	43.13%	36.72%	44.77%	43.57%	43.28%
Efficiency ratio (5)	41%	46%	33%	24%	23%
Full-service banking offices	7	7	7	7	7

(1)	Represents total common stockholders’ equity less preferred stock dividends in arrears of $1.1 million divided by the number of common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(3)	Represents dividend requirements on $25 million of 5% cumulative preferred stock and amortization of related preferred stock discount. Dividend payments that were due February, May and August 2010 are unpaid and in arrears.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.18% for the nine-months ended Sep 30, 2010, 1.81% for 2009, 1.95% for 2008, 2.57% for 2007 and 3.11% for 2006.
(5)	Represents noninterest expenses (excluding provision for loan losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income.